Atmos Digital

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Introducing Atmos Digital

1st - Atmos will launch its hotel offering in New York City in Q1 of 2018 at a small boutique. Atmos' Key-Tel Offering improves the margins and customer satisfaction for hospitality with our AI-powered XR as a Service Cloud. In particular, we will use the Amazon Key as a Locking Solution for Guest Access and Services, as well as our own Edge Computing platform for Streaming Media on the Hotel TV, and for controlling Light and Temperature… all without a Smart Phone App.

2nd - We can scale across multiple industries and since there is no installation there is Network Effect. Atmos' XR as a Service Cloud enables fast distribution of XR Applications like Key-Tel, but aimed at adjacent consumer lifestyle Use Cases, such as Shared Office, Shared Residence, Shared Vehicle, Food and Beverage, Entertainment, and nearly every other moment of the consumer experience.

3rd – This is going to be massive: Atmos' Patent Pending technology will provide the architecture for a Cyber Physical Marketplace of XR Transactions and Applications that will ultimately touch the lives of every consumer in the world.

XR = is a magic bullet for tying together Immersive Media, Margin Improvement, Blockchain and AI enabled business models, and Cool Factor

What was the origin of the idea?

1st - Our Founders saw that a major Retail Distributor would launch something like Amazon Key - an internet-connected lock aimed at seamless service provision and package fulfillment. We recognized that seamless digital locks do more than streamline package fulfillment - they would drive major changes in the Hospitality and Residential Services industries. We decided to build what Amazon would call "Amazon Key on Steroids" in a way that can easily be provided "as a Service" with little up front investment.

2nd - Hotels are now grappling with what it means to have "connected rooms" and despite major investment have not seen success in either margin improvement or customer experience. Atmos and XR enable a hotel to source capabilities and provide

- Key-less entry,
- elimination of the front desk (leaving only concierge),
- product delivery and replenishment services,
- service-provider security and tracking,
- anti-theft,
- in-room vending of products and services -- such as food and beverage, liquor, clothing, furniture, beauty products, soaps, and more ,
- automatic login of guest to their multimedia channels like Netflix/HBO, guest communication for emergencies,
- and omnichannel reservation support - e.g. "go straight to your room no matter what channel you made your reservation on… without downloading any app on your phone or connecting to the hotel's wireless or bluetooth network."

3rd - We call it "XR" and we provide it as a Service. XR is a term also embraced by the vendors of Virtual Reality and Augmented Reality, and refers to the coming together of the "Cyber" and the "Physical." We focus on seamlessly integrating devices and how they distribute immersive media, which has other names like Internet of Things, Smart Home/Smart City/Connected Car, and more.

What's wrong with the status quo?

There is no platform for this approach to seamless XR today. There are technical platforms for IoT and for VR, but there is no way for a non-technical group of customer experience/brand guru's to go to market without a lot of technical support. Atmos accelerates this journey with its Cloud Platform, collects the resulting data and charges fees for the service (either transactional or recurring subscription).

Atmos can immediately provide our platform to the hospitality industry, improving their margins and enhancing their customer journeys and experiences, without asking them to take on significant capital expenditures or new risk.

Why hasn't this been done before?

In some ways it has been done - for example the Magic Band (an RFID-enabled wristband) at Disney World is an example of XR by Atmos' definition-

See Disney's Magic Band video here: https://www.youtube.com/watch?v=2buVLVO-6F8 →

However, by its own admission, Disney cannot distribute or integrate the Magic Band outside Disney parks or Disney Stores. Atmos set out to solve for that sort of problem.

Expensive integrated solutions have dominated this space for years. While the hardware for IoT (including RFID tags and BLE modules) has dropped dramatically, robust software applications have remained incredibly expensive.

"Smart" has made it even harder - Smart City, Smart Car, etc., have become rallying cries for consulting dollars and conferences, not consumer applications.

Smart Phone Apps have silo'd the situation and made seamlessness impossible, so that there's an App for everything! And if you're a hotel this "Smart Home" doesn't help your situation at all, because each hotel room would require its own wifi network!

Atmos has simplified everything with its own platform for XR. Nobody has built an XR Cloud platform but the power of Platforms is undeniable: Think of Wordpress (Wordpress.com gets more unique users than Amazon) or Salesforce (the first successful enterprise software solution provided "as a Service") or Photoshop (the first media tool that allowed non-technical creative artists to easily modify images).

Why is it hard to do?

1st - The best practices have not been templated - nobody understands yet what the "Uber for IoT" is - once it's done, it will be clear where the Market Makers are. Atmos has done the heavy lifting by platforming all the XR killer apps with a set of specific XR design principles: No app downloads, no connecting by bluetooth or wifi, focus on: 1) seamless physical access control 2) Streaming Media 3) Wireless tracking and 4) Guest-based control.

2nd - The team is hard to assemble - it takes a wide array of industry and multimedia experience to see the correlation between Industrial Practices like People On Board (POB) Tracking, Automated Warehousing and Manufacturing, and Customer Relationship Management, with Consumer Applications like AirBnB/Hotels, Uber/Taxi's, Gaming/Loyalty Programs, Grocery/Retail, and Valet/Concierge. The meeting point of these elements is incredible Flow - of value and of fun.

3rd - Keeping constant and secure connectivity at the "Edge" is challenging for any IoT solution. Atmos has solved this with our E-Bot Edge Computing service that's powered by our proprietary AI engine and ready for Blockchain.

Opportunity

Why is this an opportunity not to be missed?

Atmos is project and market ready: We possess an XR Platform, and an extensive XR playbook of Killer Apps. The Disney Magic Band is a perfect example of XR - Locks, Payments, People Tracking, Value Added Services, Privileges, and Media Streaming. Disney cannot make its Magic Band work its XR magic outside of the Disney network.

Everyone is moving towards Cyber Physical. Facebook is building an XR strategy. Microsoft just joined OpenXR. Amazon has launched Key and their RFID-powered "Go" bricks and mortar store.

Cyber Physical and XR will change the way every consumer in the world lives in their lives… in the next 18 months. This will move faster, and have a broader impact, than Smart Phones.

Why is now the right time to seize this opportunity?

Major investments have been made in Hotels that have not paid off to higher margins or improved customer satisfaction. Atmos has an entirely unique offering that improves margins, improves customer satisfaction, and is available as a service.

Furthermore, major reservation channels such as Hotels.com, Priceline, etc., want to be able to treat hotel rooms and AirBnB's as the same type of reservable asset - Atmos provides this capability as a service as well.

The addressable markets in both cases are enormous.

What larger societal trends suggest this opportunity is well-timed?

The demand for Personalization, Experience, and Direct Sales, the rise of the Sharing Economy, the maturity of the Semantic Web and Distributed Currency, and the saturation of Smart Phone Apps and the death of Retail Bricks and Mortar.

What is the size of the market? (TAM, SAM, SOM)

Total US Addressable Market

2022 TAM = $6T - Retail Trade sales (excl. motor vehicle and parts dealers, building materials, gasoline stations, fuel dealers and vending machines) (Est.)

2022 SAM = $6B

2022 SOM = 0.1%

We believe we can capture 1% of 2022 SAM as direct revenue to ATMOS.

What makes you different than your competition?

We see the world differently, in terms of "Cyber Physical Systems" and we see the business models that others do not. We believe XR is the "silver bullet" to target those business models, and as an XR Cloud, we enable our B2B customers to achieve those outcomes.

Our secure AI-powered EdgeChain powers Devices and Tags to produce immersive XR in a secure distributed network.

Our approach does not require any App to be downloaded - control is distributed to guests or service providers via SMS integrated into any 3rd party App.

Whoever is ultimately in control of devices can give seamless, role-based, time-based, control to the device, including the right to give grant additional access on a cascading basi.

Our core team, our inclusive, experienced and industry-diverse Board, and our advisors, and our people and culture strategy, place us in a unique position of maturity for a startup.

How do you plan to find (or know you've found) a fit between your product and market?

We know that we can immediately improve the margins of Hotels and Reservation Channels by:

1. Eliminating the need for Front Desks
2. Decreasing security risk of 3rd party contractors, deliveries, services, etc. in the hotel

3. Allowing bookings into Hotel Rooms or AirBnB's with the same approach to seamless door access, regardless of the reservation channel
4. Creating opportunities for Advertising revenue
5. Creating opportunities for in-room vending without the traditional costs associated with carrying inventory or stock replenishment
6. Creating opportunities for insured rentals such as bikes, skis, etc

As such, we will seek to prove our model at a small (50-100 room) hotel in New York City by April 2018.

Once we prove the outcome in one hotel, we believe we can scale quickly, and from our research through reservation channels with Priceline and Expedia, we know that integration is possible to support scale. From the hotel sector, we will be able to scale across a number of consumer lifestyle industries in global markets.

What numbers might support your case? How are you measuring progress?

We believe we can achieve 3,075 rooms across the United States and Europe by the end of 2019 through both hotel rooms and AirBnB's -- plus similar models such as VRBO's, Time Shares., etc.

We believe we can achieve 364k transactions or $1.2M in XR revenue by the end of 2019 on that 3,075 room network.

What have you learned? What sort of unique insight do you have into the problem?

As powerful as it is, explaining XR is hard: Most people have never spent time in a Cyber Physical System - like a Warehouse. Like Virtual Reality, it's hard to appreciate its power unless you've experienced it. Once you understand the implications… the business opportunities spill out on their own. To help with explanations, we are developing a series of explainer videos, both live-action and 3D-rendered.

Trust is Hard: It's hard any time you put a lock on someone's house or business and tell them it's ok that it's connected to the internet.

How do you plan to beat the competition in the short-term? In the long-term?

By focusing on hotels instead of homes, we change the "trust equation" - consumers "expect" this type of retail interactivity in their hotel room, but not their own home - we therefore benefit from the early mistakes of Amazon Key and the fact that they "moved first" but executed poorly. It's worth noting that we have made a plan to embrace Amazon Key in our technology.

By rapidly getting to market in early 2018 with a small hotel in NYC while producing video assets that explain the power of XR, Atmos will quickly dominate the XR space with our own distributed and seamless approach… demonstrated improved margins and improved customer satisfaction. We will then move to scale rapidly through partners and networks.

For the long-term, the first-mover advantage coupled with rapid market positioning.

Business Model

We provide XR as a Service - the same way that Salesforce provides CRM as a Service. This is an IT outsourcing model. We charge for the data services for XR on a space by space basis, and take a percentage of retail transactions flowing across those spaces.

We will work hard to not be a hardware company.

How do you expect it to change?

Over time we anticipate mutual-benefit model with our B2B customers, whereby Atmos only gets paid when they recognize revenue - similar to the Apple App Store or iTunes - and that we take a percentage instead of a fee.

What's your go-to-market strategy? How are you handling sales and distribution?

We will be launching a small hotel in NYC (50-100 rooms) with XR as a pilot to demonstrate improved margins and improved customer satisfaction by Q2 2018.

We will publicize the results widely and quickly to demonstrate the XR value proposition to hotels, retailers, service providers, lifestyle brands, and more. We will involve Private Equity firms so that they see the benefit of our platform to scaling a "white label" chain of hotels.

Our efforts will be widely supported by our Board and our Advisors, allowing us to penetrate across the consumer lifestyle industry as XR move into high gear by 2019 and 2020, positioning us as thought leaders in the space.

The Team

How large is your team? How many are working full-time?

Our team consists of 23 partners of which William Donovan (Founder & CEO), Carma Khatib (Chief Culture & People Officer), Justin Insalaco (President), and Jeremy Graham (Chief Financial Officer) all work full-time. We also engage with a contractor group of six people.

What specific skills or technical abilities do they have (or do you need)?

Our team ranges in experience, skills, and technical abilities. Members of the team contribute in one or multiple of the following strategies: Product, Business Development, Finance, People and technical. The majority of the team members crossover between multiple of these ares.

How long has the team known each other? Have any of them worked together before?

The team has all been working together for 60 days as a unit, however, all team members have previously worked with at least one other member. For example, Will Donovan, Justin Insalaco, and Carma Khatib all co-founded a non-profit organization, the Curtis Leadership Foundation.

To what degree does everyone have skin in the game? Is the equity split about even?

Aside from Founder and CEO (and initial investor), Will Donovan, everyone has almost equal skin in the game in regards to equity and time.

How do you plan to recruit more people and fill gaps in skills?

We have a very thoroughly thought out People strategy which is one of the largest distinguishing factors between us and other technology companies, and recruitment is a major part of this strategy. Our strategy includes bias-free first round shortlisting, focused only on talent and blind of gender, age, race, etc. For non-engineering roles we will focus on young talent and for engineering roles we will focus on soft-skills and product design understanding. We also have a formal leadership and innovation curriculum that we have already began to integrate into recruiting at Atmos. We also have a collaboration with LinkedIn, specifically regarding their recruiter product, and we have a wide network in multiple industries, including our the Tau Beta Pi Engineering Fraternity and WomenCorporateDirectors (WCD).

Admiral Hogg Chairman of Atmos Board

Admiral James R. Hogg is a retired United States Navy Four Star Admiral and commanded the 7th fleet. He also previously served as the Director of the Naval Operations Strategic Studies Group as well as the President of the National Security Industrial Association.

Strategic responsibilities in all 5 areas of Atmos- Product, Business Development, Financial, People and Technical.

Beyond his distinguished career as a US Navy Four Star Admiral (Retired), Admiral Hogg studied the power of sensor networks (autonomic maintenance and Cyber Physical Systems) as Director of the Naval Operations Strategic Studies Group.

Ann Mcdougal Board Member

Ann previously served as the General Counsel of PricewaterhouseCoopers US and was based in NYC as well as served as the former Global Deputy General Counsel based in Paris. She is also currently a Fellow in the Harvard Advanced Leadership initiative. Until very recently, Ann was the President of Encore.org, a high-profile national organization.

Atmos is stronger from a legal perspective around our product strategy and technical strategy because of Ann's position on the Board.

Ann is a highly accomplished lawyer of a multi-national Global Fortune 500 company, and has extensive board member experience. Ann has the legal experience to help navigate the ramifications of Atmos' business model and XR technology.

Elaine Eisenman Board Member

Dr. Eisenman is a seasoned executive and a consultant to high growth companies as well as a Board Member to several different organizations, including DSW Inc.. Dr. Eisenman is a recognized expert in entrepreneurship, leadership, and governance, with emphasis on CEO transition and succession, the alignment of strategy, culture, and compensation during periods of growth, mergers, and transformation.

Dr. Eisenman's experience is in aligning strategy, culture, and compensation during periods of growth, mergers, and transformation, making her key to Atmos' Product, Business Development, Financial, and People strategies.

Elaine has experience in the retail industry and a passion for working with startups.

Gloria D'Anna Board Member

Gloria D. D'Anna is CEO of General Telecom Systems, Inc. General Telecom Systems (GTS) is a Telecom Company that has historically provided telecom hardware and services to austere environments under challenging circumstances. Recent successful IoT trial with Verizon for Law Enforcement. She authored SAE's book on "CyberSecurity for Commercial Vehicles", to be published in early 2018. Proponent of using cyber security as an enabler for future technologies. She also works at Ford Motor Company in electrical integration on light trucks. She is interested in all aspects of vehicle communication.

As an engineer and as a futurist, Gloria is particularly knowledgeable and helpful in Atmos' product development, business development, and technical strategies.

Gloria is an IOT security expert and product engineer with global experience and broad industry outlook.

Hugh O'Kane Board Member

Hugh is the chairman of Lexent as well as the Chairman of Hugh O'Kane Electric Co.

How is this person making your business stronger?- Hugh's executive experience is an asset to Atmos' business development and financial strategies.

What sort of extremely relevant credential does this have?- Hugh has experience in the telecommunications industry and he is the Chairman of Hugh O'Kane Electric Co. His project engineering experience is critical as well as his background in NYC/ tri-state area infrastructure projects.

Robert Goldberg Board Member

Robert is a global strategist and tactical, solutions-driven leader offering international experience in the Fashion & Home industry. He collaborates effectively across various countries and cultures to forge lucrative partnerships, launch new brands, and promote brand consistency. Robert is the former Vice President of Global Licensing and Business Development at Cole Haan. He is also the former Director of Global Fashion & Home for Avon International Products.

How is this person making your business stronger?- Robert's experience as a global executive for Cole Haan and Avon positions as a guide for Atmos' product and business development strategies.

What sort of extremely relevant credential does this have? Robert has extensive retail and product experience and his relative youth on our multi-generational board, as well as his global experience as an executive in the retail industry give him a unique and valuable perspective.

Will Donovan Founder and CEO

Global Executive across multiple industries with a focus on operational strategy, resource optimization, and systems integration. Expert in distribution, logistics, and last mile capability, especially in complex operating environments.

How is this person making your business stronger?: As the founder and CEO of Atmos, Will's 'XR as a service vision' is our top priority, coupled with his vision for the makeup and performance of our team. Will is the architect of our unique People Strategy and our differentiated leadership and innovation philosophy, "Future Proof." He is vital to all five areas of Atmos- Product, BD, Financial, People, Technical.

What sort of extremely relevant credential does this have?: Will wrote the last mile logistics strategy and systems portfolio for more than a combined 100 billion dollars in distribution and logistics solutions for two branches of the US military, two civilian government agencies, a super major oil company in 3 countries, and a national chemicals industry conglomerate. Atmos' "XR as a Service" offering is a uniquely differentiated, omni-channel, last mile solution with strong corollaries to Will's experience, but with a specific consumer lifestyle set of applications.

Justin Insalaco President

Justin Insalaco is the President and Founding Member of Atmos. Prior to Atmos, Justin founded, ran, and sold a mobile solutions company for Law Enforcement and their private partners called Guidant Systems, and was a law enforcement officer.

How is this person making your business stronger? Justin is an excellent business developer who truly gets the Atmos differentiation. Justin is a founder of Atmos whose law enforcement, federal contracting, and systems integration background provide him a unique perspective on operations management and digital and product development. Justin is also an architect of Atmos' people strategy as well as our leadership and innovation philosophy.

What sort of extremely relevant credential does this have? Justin has a powerful ability to tie the technological offering 'XR as a Service' with the way it will impact people's lives… and he brings to the equation a remarkable empathy. He has a passion for telling the Atmos story to the world.

Carma Khatib Chief Culture & People Officer

Carma was a key enabler of Atmos' patent and trademark applications. Carma created Atmos' first operating model with a very specific goal of increasing output while also abiding by Atmos' strong culture of values and methods. Her goal is to ensure that Atmos has the best Culture in the technology industry, and to ensure our people live our values and practice our methods.

How is this person making your business stronger?: Carma is an expert in Atmos' People strategy. She studies how technology firms can onboard young people and make them successful from day one. She also has a very deep appreciation and understanding for the value of people and how Atmos employees ultimately are the biggest shapers of Atmos and it's effect on the world.

What sort of extremely relevant credential does this have?: As a founder of Atmos, Carma has been there for the progression of the company and truly understands the value of 'XR as a Service'. As an architect of Atmos' first Patent application she also understands the design of the platform. As a founder of the Curtis Leadership Foundation and Innovation 4.0, she is an architect of the leadership and innovation culture at Atmos.

Jeremy Graham Chief Financial Officer

Jeremy is a highly driven, analytical and results-oriented professional adept at managing entire financial planning process within Start-Ups all the way to multi-billion dollar Fortune 500 companies. He has a solid track record of developing and implementing innovative automated financial systems, easing corporate financial processes and increasing productivity.

How is this person making your business stronger?: Jeremy is focused on ensuring that Atmos has world class administration and governance, in particular in our Financial Strategy.

What sort of extremely relevant credential does this have?: Jeremy has executive experience in financial planning and analysis positions in several companies ranging from startups to multi-billion-dollar Fortune 500 companies.

Advisors:

Ian Taylor Advisor to Atmos

Ian is a director of Living PlanIT and is a former British MP. He currently serves as the Chair of the Parliamentary & Scientific Committee and the Space Committee.

Advisory in the technical and financial strategy of the company.

Jerry Wonda Advisor to Atmos

Jerry is the owner of Platinum Sound Recording Studio. He is a Record Producer and Music Artist and previously produced for the Fugees.

Advisory in the product and business development strategy of the company.

Joe Pullin Advisor to Atmos

Joe is the President of Global Sales and Marketing at Savari Inc. Joe is an expert at Increasing unit volumes, driving incremental sales above the business plan through innovative brand and product strategies.

Advisory in the business development strategy of the company.

John Dalsheim Advisor to Atmos

John is a successful Financial Advisor.

Advisory in the business development and financial strategy of the company.

John French Advisor to Atmos

John French is a Former CEO and Research and Science Investor.

Advisory in the business development strategy of the company.

Kevin Weafer Advisor to Atmos

Kevin Weafer is the President and CEO at Spinar America, Inc. He is a new technology champion and executive with operating committee experience, unique company positioning strengths and highly effective leadership skills. Specialize in asset leverage, revenue growth, deal negotiation and product development.

Advisory in the product, business development, financial, people, and technical strategy of the company.

Martin Kent Advisor to Atmos

Martin Kent is the Facilities Director at Draper University. He has played a vital role in Atmos' Draper University Demo's.

Advisory in the product strategy of the company.

Peter Harris Advisor to Atmos

Peter Harris is a leader and well-known expert in the security industry, he has extensive senior-level management experience with both public and private companies. He currently serves as the President at Yankee Foxtrot Inc.

Advisory in the product and business development strategy of the company.

Salah Brahimi Advisor to Atmos

Salah serves as the President & CEO of Grey Matter International Ltd. He is a leader in multi-sector global business development, with successful track record in asset portfolio operations (asset allocations and investment management of financial and economic assets), governance, project management consulting and strategic advisory services.

Advisory in the Business Development and Financial strategy of the company.

Susan Stautberg Advisor to Atmos

Susan is the Co-Founder, CEO and Global Co-Chair at WomenCorporateDirectores (WCD).

Advisory in the people strategy of the company.

Thomas Cook Advisor to Atmos

Thomas Cook, President of Thomas Cook and Associates, specializes in public relations, corporate partnerships, sponsorships, marketing, re-branding, development, strategic alliances and celebrity recruitment.

Advisory in the product and business development strategy to the company.

Walter Teagle III Advisor to Atmos

Walter Teagle is current banking executive. He serves as the President of Teagle Management Inc., a Private Investment Firm.

Advisory in the business development and financial strategy of the company.

Other Information

What other details are important about the quality of your product?

Enablement of Artificial Intelligence and Blockchain to allow for an automated workflow in an end to end customer journey in a decentralized and fluid hotel world. XR enables a deeper understanding of customer behavior which allows for brands to have a purpose in brand-building and dynamic messaging to the consumer which will lead to a seamless customer journey where brands can provide experiences anywhere, personalized to the consumer.

What's your roadmap (without any promises)?

We will be prepared to launch the hotel by Q1 2018 (from a technology perspective) and the XR as a Service offering will be scalable to as many hotels (AirBnB's, Offices, Time Shares, etc.) from Day 1 as we can contract.

Who are your most well-known advisors?

The following advisors. See bio's above in the 'Team Section':

Ian Taylor, Jerry Wonda, Joe Pullin, John Dalsheim, John French, Kevin Weafer, Martin Kent, Peter Harris, Salah Brahimi, Susan Stautberg, Thomas Cook, and Walter Teagle III.

Also - Mark Morrison (expert in VR/AR) Kendall Haven (expert in Business Storytelling)... Daria Rachlin (communications expert and former Disney ABC Exec)...

What sort of case studies do you have?

Tech Laboratory Case Study:

Atmos delivered its Alpha and Beta demonstrations of capability at Draper University in San Mateo, California. Martin Kent runs the dorm facility for the University at the old Benjamin Franklin Hotel - he is an Atmos Partner, and serves as our "Model Innkeeper."

Draper University's dorm situation presents a perfect set of "problems" for Atmos to solve with XR: There is no late night front desk, so late arrivals from overseas are incredibly difficult to support. Key cards are difficult because students stay at the dorm for weeks and they often get "de-magnetized"... compounded by the problems of no late night front desk therefore leading to lockouts.

Draper University also partners with Hero City, a WeWork-style shared office space across the street in San Mateo that Martin Kent also supports. Space reservations are a constant challenge. By developing our Alpha and Beta to solve for Draper University, Atmos was able to come to understand the true opportunities for hyper-charging space utilization through XR.

The Company is a Qualified Small Business Stock Company (QSBS) as defined by Section 1202 of the United States Tax Code and intends to continue to be a QSBS. The Company also intends that grants under this Agreement shall be compensation for services as provided for in said Section 1202.

Financial information

What’s your funding history like?

To date, the company has been funded entirely by its CEO

What is the financial state of your company?

The company is pre-revenue

Become a part of Atmos Digital

What will it mean to be an investor in this company and part of this community?

You will be part of the most exciting application of mature technology, with the most far-reaching consequences on consumer lifestyle and consumer technology since the advent of the App Store for iPhone and Android.

You will also join one of the most extraordinary teams of any startup in the market today, and benefit from our commitment to a high performance people strategy and culture.

Finally, you will be entering the XR space at the perfect timing with a unique seat at the table.

What do you want from your investors?

We are looking forward to earning your trust, and in return we hope you will share our story with your network - both now, and in the years to come.

Will you engage with investors after they invest? How?

We will engage with our investors in a number of ways - we will invite your input on our application of XR technology through our showcases, our labs, and our go to markets. We will share our progress through social media, through regular conference calls, and through the NetCapital platform.

What are you doing with the money?

- Recruit and hire talent to build out technical feasibility.
- Invest in go-to-market strategy
- Invest in hardware and software necessary to achieve the above.

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Atmos Digital Inc. This offering must raise at least $10,000 by March 13, 2018 at 4:00pm ET. If this offering doesn’t reach its *target*, then your money will be refunded. Atmos Digital may issue additional securities to raise up to $100,000, the offering’s *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company’s implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,500,000 shares × $0.20 per share
= $3,700,000 implied valuation

Financials

The purpose of the proceeds is to take the XR offering, that was successfully demonstrated, in Beta form, on November 15th, 2017, to market, over the course of 12 months. This includes marketing the technology to key players in Hospitality, Home Share/Home Security, Event Logistics, and Retail Pop Up. Funds will be utilized for creating demonstrations that show the power of the XR for marketing, advertising, and funding contingency and related project costs for initial implementations to customers paying monthly recurring revenue. Other costs will include director salaries, an office for the core team in the New York City area, and occasional expenses related to business development activities.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Summary

1st - Atmos will launch its hotel offering in New York City in Q1 of 2018 at a small boutique. Atmos' Key-Tel Offering improves the margins and customer satisfaction for hospitality with our AI-powered XR as a Service Cloud.

2nd - We can scale across multiple industries and since there is no installation there is Network Effect. Atmos' XR as a Service Cloud enables fast distribution of XR Applications like Key-Tel, but aimed at adjacent consumer lifestyle Use Cases, such as Shared Office, Shared Residence, Shared Vehicle, Food and Beverage, Entertainment, and nearly every other moment of the consumer experience.

3rd – This is going to be massive: Atmos' Patent Pending technology will provide the architecture for a Cyber Physical Marketplace of XR Transactions and Applications that will ultimately touch the lives of every consumer in the world.

Atmos Digital's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.